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                                                                  EXHIBIT 23.02

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors
of Homestore.com, Inc.:

  Our audits of the consolidated financial statements referred to in our report dated March 16, 2001, except as to Notes 3 and 21, which are as of March 11, 2002, appearing in the Annual Report to Shareholders of Homestore.com, Inc. (which report and consolidated financial statements are included in this Annual Report on Form 10-K/A) also included an audit of the financial statement schedule listed in Item 14(a)(2) of this Form 10-K/A. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

  As discussed in Note 3 to the consolidated financial statements included in this Annual Report on Form 10-K/A, the Company has restated its financial statements for the year ended December 31, 2000. As a result, the financial statement schedule has also been restated.

/s/ PricewaterhouseCoopers LLP

Century City, California
March 11, 2002